Exhibit 99.2

                 FEDERATED DEPARTMENT STORES, INC.

               Consolidated Statements of Cash Flows
                            (Unaudited)

                            (millions)

                                               26 Weeks Ended    26 Weeks Ended
                                               August 1, 1998    August 2, 1997
Cash flows from operating activities:
 Net income                                         $     167        $    52
 Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation and amortization of property and
     equipment                                            298            277
    Amortization of intangible assets                      13             14
    Amortization of financing costs                         4             13
    Amortization of unearned restricted stock               1              1
    Loss on early extinguishment of debt                    -             39
    Changes in assets and liabilities:
       Decrease in accounts receivable                    331            337
       Increase in merchandise inventories               (122)          (126)
       Increase in supplies and prepaid expenses           (3)           (19)
       (Increase) decrease in other assets not separately
         identified                                         4             (5)
       Increase (decrease) in accounts payable and
         accrued liabilities not separately identified     45            (21)
       Increase (decrease) in current income taxes        (21)             3
       Increase (decrease)  in deferred income taxes       (9)             4
       Decrease in other liabilities not separately
         identified                                        (8)            (5)
         Net cash provided by operating activities        700            564

Cash flows from investing activities:
 Purchase of property and equipment                      (189)          (219)
 Disposition of property and equipment                     22             89
 Decrease in notes receivable                             200            200
         Net cash provided by investing activities         33             70

Cash flows from financing activities:
 Debt issued                                              300            850
 Financing costs                                           (7)            (5)
 Debt repaid                                             (851)        (1,356)
 Increase in outstanding checks                             79            11
 Acquisition of treasury stock                            (154)           (2)
 Issuance of common stock                                   39            36
         Net cash used by financing activities            (594)         (466)


                 FEDERATED DEPARTMENT STORES, INC.

               Consolidated Statements of Cash Flows
                            (Unaudited)

                            (millions)

                                               26 Weeks Ended   26 Weeks Ended
                                               August 1, 1998   August 2, 1997

 Net increase in cash                                 $   139         $   168
 Cash at beginning of period                              142             149

 Cash at end of period                                $   281         $   317


 Supplemental cash flow information:
  Interest paid                                       $   147         $   212
  Interest received                                        11              20
  Income taxes paid (net of refunds received)             150              48